February 3, 2005

Mr. Philip M. Georgas
(address intentionally omitted for quarterly report)


                    RE: Conversion of Promissory Note between Philip Georgas and Tasker Capital Corp. into Tasker
                         Capital Corp. Restricted Stock


Dear Philip:

Jim Burns has forwarded your request to convert your outstanding Promissory Note with Tasker into Tasker stock. I am agreeable to such a conversion particularly in light of the services you have previously provided Tasker.

Accordingly, please accept this correspondence as notification to you that in exchange for the return of the original Secured Promissory Note dated November 26, 2002 between yourself and Tasker Capital Corp. in the amount of forty-nine thousand nine hundred fifty dollars (US $49,950.00), a copy of which is attached, accrued interest and services rendered by you on behalf of Tasker Capital Corp. over the past two years, Tasker Capital Corp. will issue you thirty thousand two hundred seventy-two (32,272) restricted shares at the price of US $1.65 per share. The shares will remain restricted until such time as Tasker files its next registration statement, which most likely will occur over the next ninety days. After the registration filing, the shares will become unencumbered and you may do with them as you please.

Any and US or Canadian taxes associated with this transaction shall be your responsibility for payment.

If the above is acceptable to you please have the note marked "Paid in Full", sign it, have it notarized and return to my attention. Upon receipt of the note, I will arrange for your restricted shares be issued.


                                        Sincerely,


                                        Robert D. Jenkins
                                        Chief Financial Officer